Exhibit 99.1

Daseke, Inc. Announces First Quarter 2017 Earnings

ADDISON, TEXAS — May 10, 2017 — Daseke, Inc. (NASDAQ: DSKE, DSKEW), the largest owner and a leading consolidator of open deck specialized transportation solutions in North America, today announced earnings results for the 2017 first quarter.

Highlights

•	Sequential first quarter 2017 revenue improvement of 6.7% over fourth quarter 2016, a

$10 million increase.

•	Continued execution on consolidation strategy with the addition of two operating companies on May 1, 2017.
•	Improving 2017 industry environment with favorable rate trends.
•	Daseke on track to achieve its 2017 pro forma Adjusted EBITDA target of $140 million.[1]

Revenue for the quarter was $160.4 million compared with $156.9 million for the same period in 2016. Revenue for the 2017 first quarter increased 2.3% year over year and improved 6.7% sequentially over 2016 fourth quarter revenue of $150.4 million.

The 2017 first quarter net loss attributable to common stockholders was $8.6 million, or $0.32 per share, compared with a net loss attributable to common stockholders of $2.5 million, or $0.12 per share, for the comparable 2016 period.  First quarter 2017 results include $1.6 million ($0.06 per share) of transaction costs related to the February business combination of Daseke, Inc. with Hennessy Capital Acquisition Corp. II, as well as $3.9 million ($0.14 per share) of non-cash interest expenses related to the write-off of capitalized loan fees from prior senior loans. While first quarter 2017 net loss increased $6.5 million as compared to the comparable 2016 period, it improved 28% over the fourth quarter 2016 net loss of $10.8 million.

Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), a non-GAAP financial measure, was $17.6 million for the 2017 first quarter compared with $22.7 million for the year-ago period.  While Adjusted EBITDA declined 22.7% year over year, it improved 14.6% over fourth quarter 2016 Adjusted EBITDA of $15.3 million.

Acquisitions

On May 1, 2017, Daseke consolidated two more companies with combined 2016 estimated2 revenue of $119 million, $3.6 million of net income and $13 million of Adjusted EBITDA.3  Approximately 40 percent of the combined revenue of the acquired companies is estimated to be asset-light or logistics related. With now 11 consolidated companies, Daseke’s 2016 revenue, net loss and Adjusted EBITDA would have been

1  2017 pro forma Adjusted EBITDA will be calculated by adding Daseke’s actual 2017 Adjusted EBITDA and the Adjusted EBITDA of any acquired business during 2017 for the period beginning on January 1, 2017 and ending on the acquisition date.

2 Based on the acquired companies’ internally prepared financial statements.

3 Net income of $3.6 million plus: depreciation and amortization of $7.7 million, interest of $1.2 million and acquisition-related transaction expenses of $0.3 million results in Adjusted EBITDA of $12.8 million an estimated $770 million, $8.7 million and $101 million,4 respectively, after giving pro forma effect to these mergers,5 an 18 percent increase, a 29 percent decrease and a 14 percent increase, respectively, as compared to actual 2016 results.

Management Comments

“As anticipated, we saw sequential improvement in our first quarter 2017 results versus the fourth quarter of 2016, with improvements in miles, revenue, net loss and Adjusted EBITDA, which we believe presents an accurate snapshot of our performance trend and growth,” said Don Daseke, chairman, president and CEO. “We believe rates during the 2016 first quarter were exceptionally strong and caution against benchmarking against that period as rates declined steadily throughout the remainder of 2016 and into the first quarter of 2017.

“The business environment substantially strengthened in March of this year.  We expect rates to continue to improve throughout 2017, although we anticipate that much of the recovery will occur in the second half of the year,” Daseke said.  “Based on the macro trends we are seeing, and the improvement in the overall open deck and specialized transportation market, we are targeting 2017 Adjusted EBITDA of $140 million, after giving effect to acquisitions during 2017.

“As previously announced, on May 1, 2017 we added two outstanding companies to the Daseke family of open deck specialized transportation companies: The Schilli Companies, headquartered in Indiana, and Canada-based Big Freight Systems Inc., headquartered in Winnipeg, Manitoba,” Daseke said.  “The addition of these two superior operators increases Daseke’s geographic footprint and expands our service offerings in the open deck specialized market.  We expect these transactions, like our past mergers, to immediately add to our Adjusted EBITDA now that they are both included in our operations.  We are pleased to welcome these top-tier operators into our family of best-in-class service providers as we continue our ongoing strategy of consolidating the open deck specialized freight sector.”

Segment Results

First quarter 2017 revenue for the Flatbed Solutions segment improved 6.9% to $81.3 million compared with $76.1 million for the 2016 period.  Operating income for the first quarter of 2017 was $3.9 million, a 20.7% decline from operating income of $4.9 million for the same period last year. Total miles for Flatbed Solutions during the 2017 first quarter were 37.4 million, up slightly from 37.3 million miles reported for the same period last year.

The Company’s Specialized Solutions segment posted revenue of $80.7 million for the 2017 first quarter, and $81.6 million for the year ago period, a decrease of 1.1%.  First quarter operating income for the segment was $1.0 million compared with $3.9 million for the 2016 first quarter.  Total miles of 24.6 million for the Specialized Solutions segment for the first quarter of 2017 were essentially flat compared with the 2016 first quarter.

4 Net loss of $8.7 million plus: depreciation and amortization of $75.2 million, interest of $24.3 million, provision for income taxes of $ 0.2 million, acquisition-related transaction expenses of $0.6 million, impairment of $2.0 million, withdrawn initial public offering-related expenses of $3.0 million, net losses on sales of defective revenue equipment out of the normal replacement cycle of $0.7 million, impairments related to defective revenue equipment sold out of the normal replacement cycle of $0.2 million and expenses related to the business combination and related transactions of $3.5 million results in Adjusted EBITDA of $101 million.

5 Calculated by adding Daseke’s 2016 figures with the acquired companies’ 2016 figures (based on such companies’ internally prepared financial statements).

Conference Call

Daseke will host a conference call and webcast today at 7:00 a.m. Central Time (8:00 a.m. Eastern Time) to review first quarter fiscal 2017 earnings results as well as discuss the two recently completed mergers. The call will be hosted by Don Daseke, chairman, president and CEO, and Scott Wheeler, director, executive vice president and CFO.

Interested individuals may join the teleconference by dialing (855) 242-9918 and providing the conference ID 17968039. International callers may join the call by dialing (414) 238-9803. The live audio webcast can be accessed through the Investors section of Daseke's website: investor.daseke.com. The information to be discussed during the teleconference (including the investor presentation) will be posted on the Investors section of the company’s website today before market open.

A telephonic replay of the conference call will be available through May 24, 2017 at 2:00 p.m. Eastern Time. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and reference the conference ID 17968039. Interested parties may also access the archived webcast of the conference call through the company's website approximately two hours after the end of the call.

About Daseke, Inc.

Daseke is a leading consolidator of the highly fragmented $133 billion open deck specialized freight market in North America. Daseke believes that with its fleet of approximately 3,500 tractors and 7,300 trailers, it is the largest owner of open deck equipment and the second largest provider of open deck logistics solutions by revenue in North America.

Use of Non-GAAP Financial Measures

This news release includes non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDAR, free cash flow and adjusted operating ratio. Other companies in Daseke’s industry may define these non-GAAP measures differently than Daseke does, and as a result, it may be difficult to use these non-GAAP measures to compare the performance of those companies to Daseke’s performance. Daseke’s management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP and instead relies primarily on Daseke’s GAAP results and uses non-GAAP measures supplementally.

Daseke defines Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest expense, including other fees and charges associated with indebtedness, net of interest income, (iii) income taxes, (iv) acquisition-related transaction expenses (including due diligence costs, legal, accounting and other advisory fees and costs, retention and severance payments and financing fees and expenses), (v) non-cash impairments, (vi) losses (gains) on sales of defective revenue equipment out of the normal replacement cycle, (vii) impairments related to defective revenue equipment sold out of the normal replacement cycle, (viii) withdrawn initial public offering-related expenses, and (ix) expenses related to the business combination that was consummated in February 2017 and related transactions. Daseke defines Adjusted EBITDAR as Adjusted EBITDA plus tractor operating lease charges and free cash flow as Adjusted EBITDA less net capital expenditures (capital expenditures less proceeds from equipment sales).

Daseke’s board of directors and executive management team use Adjusted EBITDA and Adjusted EBTIDAR as key measures of its performance and for business planning. Adjusted EBITDA and Adjusted EBTIDAR assist them in comparing Daseke’s operating performance over various reporting periods on a consistent basis because they remove from Daseke’s operating results the impact of items that, in their opinion, do not reflect Daseke’s core operating performance. Adjusted EBITDA and Adjusted EBITDAR also allows Daseke to more effectively evaluate its operating performance by allowing it to compare the results of operations against its peers without regard to its or its peers’ financing method or capital structure. Adjusted EBITDAR is used to view operating results before lease charges as these charges can vary widely among trucking companies due to differences in the way that trucking companies finance their fleet acquisitions. Daseke’s method of computing Adjusted EBITDA is substantially consistent with that used in its debt covenants and also is routinely reviewed by its management for that purpose.

Daseke believes its presentation of Adjusted EBITDA and Adjusted EBITDAR is useful because they provide investors and industry analysts the same information that Daseke uses internally for purposes of assessing its core operating performance. However, Adjusted EBITDA and Adjusted EBITDAR are not substitutes for, or more meaningful than, net income (loss), cash flows from operating activities, operating income or any other measure prescribed by GAAP, and there are limitations to using non-GAAP measures such as Adjusted EBITDA and Adjusted EBITDAR. Certain items excluded from Adjusted EBITDA and Adjusted EBITDAR are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital, tax structure and the historic costs of depreciable assets. Adjusted EBITDA, Adjusted EBITDAR should not be considered measures of the income generated by Daseke’s business or discretionary cash available to it to invest in the growth of its business.

Daseke’s board of directors and executive management team use free cash flow to assess the Company’s performance and ability to fund operations and make additional investments. Free cash flow represents the cash that its business generates from operations, before taking into account cash movements that are non-operational. Daseke believes its presentation of free cash flow is useful because it is one of several indicators of Daseke’s ability to service debt, make investments and/or return capital to its stockholders. Daseke also believes that free cash flow is one of several benchmarks used by investors and industry analysts for comparison of performance in its industry, although Daseke’s measure of free cash flow may not be directly comparable to similar measures reported by other companies. Furthermore, free cash flow is not a substitute for, or more meaningful than, net income (loss), cash flows from operating activities, operating income or any other measure prescribed by GAAP, and there are limitations to using non-GAAP measures such as free cash flow. Accordingly, free cash flow should not be considered a measure of the income generated by Daseke’s business or discretionary cash available to it to invest in the growth of its business.

Daseke defines adjusted operating ratio as (a) total operating expenses (i) less fuel surcharges, acquisition-related transaction expenses, non-cash impairment charges and withdrawn initial public offering-related expenses and (ii) further adjusted for the net impact of the step-up in basis resulting from acquisitions (such as increased depreciation and amortization expense), as a percentage of (b) total revenue excluding fuel surcharge revenue.

Daseke’s board of directors and executive management team view adjusted operating ratio, and its key drivers of revenue quality, growth, expense control and operating efficiency, as a very important measure of Daseke’s performance. Daseke believes fuel surcharge is often volatile and eliminating the impact of this source of revenue (by eliminating fuel surcharge from revenue and by netting fuel surcharge against fuel expense) affords a more consistent basis for comparing its results of operations between periods. Daseke also believes excluding acquisition-related transaction expenses, additional depreciation and amortization expenses as a result of acquisitions, non-cash impairments and withdrawn initial public offering-related expenses enhances the comparability of its performance between periods.

Daseke believes its presentation of adjusted operating ratio is useful because it provides investors and industry analysts the same information that Daseke uses internally for purposes of assessing its core operating profitability. However, adjusted operating ratio is not a substitute for, or more meaningful than, operating ratio, operating margin or any other measure derived solely from GAAP measures, and there are limitations to using non-GAAP measures such as adjusted operating ratio.

You can find the reconciliation of these non-GAAP measures to the nearest comparable GAAP measures in the Reconciliation of Non-GAAP Measures tables below. We have not reconciled non-GAAP forward looking measures to their corresponding GAAP measures because certain items that impact these measures are unavailable or cannot be reasonably predicted without unreasonable efforts.

Forward‐Looking Statements

This news release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “will” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on current information and expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to, general economic risks (such as downturns in customers’ business cycles and disruptions in capital and credit markets), driver shortages and increases in driver compensation or owner-operator contracted rates, loss of senior management or key operating personnel, our ability to recognize the anticipated benefits of recent acquisitions, our ability to identify and execute future acquisitions successfully, seasonality and the impact of weather and other catastrophic events, fluctuations in the price or availability of diesel fuel, increased prices for, or decreases in the availability of, new revenue equipment and decreases in the value of used revenue equipment, our ability to generate sufficient cash to service all of our indebtedness, restrictions in our existing and future debt agreements, increases in interest rates, the impact of governmental regulations and other governmental actions related to the Company and its operations, litigation and governmental proceedings, and insurance and claims expenses. For additional information regarding known material factors that could cause our actual results to differ from those expressed in forward-looking statements, please see our filings with the Securities and Exchange Commission (the “SEC”), available at www.sec.gov, including Hennessy Capital Acquisition Corp. II’s definitive proxy statement dated February 6, 2017, particularly the section “Risk Factors—Risk Factors Relating to Daseke’s Business and Industry,” and Daseke’s Current Report on Form 8-K/A, filed with the SEC on March 16, 2017.

-tables follow-

Daseke, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share data)

	March 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash	$38,549	$3,695
Accounts receivable, net of allowance of $254 and $321	67,342	54,177
Drivers’ advances and other receivables	2,446	2,632
Current portion of net investment in sales-type leases	4,015	3,516
Parts supplies	1,687	1,467
Income tax receivable	418	719
Prepaid and other current assets	11,917	13,504
Total current assets	126,374	79,710

Property and equipment, net	303,035	318,747
Intangible assets, net	70,211	71,653
Goodwill	89,035	89,035
Other long-term assets	12,395	11,090
Total assets	601,050	570,235

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks outstanding in excess of bank balances	1,479	1,166
Accounts payable	7,191	4,788
Accrued expenses and other liabilities	15,182	16,104
Accrued payroll, benefits and related taxes	9,037	7,835
Accrued insurance and claims	9,617	9,840
Current portion of long-term debt	14,131	52,665
Total current liabilities	56,637	92,398

Line of credit	—	6,858
Long-term debt, net of current portion	266,466	208,372
Deferred tax liabilities	89,744	92,815
Other long-term liabilities	230	286
Subordinated debt	—	66,443
Total liabilities	413,077	467,172

Commitments and contingencies (Note 14)

Stockholders’ equity:
Series A convertible preferred stock, $0.0001 par value; 10,000,000 shares authorized; 650,000 shares issued with liquidation preference of $65,000	65,000	—
Series B convertible preferred stock, $0.01 par value; 75,000 shares authorized; 64,500 shares issued and outstanding	—	1
Common stock (par value $0.0001 per share); 250,000,000 shares authorized, 37,715,960 shares issued and outstanding	4	1
Additional paid-in-capital	146,215	117,807
Accumulated deficit	(23,246)	(14,694)
Accumulated other comprehensive loss	—	(52)
Total stockholders’ equity	187,973	103,063
Total liabilities and stockholders’ equity	$601,050	$570,235

Daseke, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended
	March 31,
	2017	2016
Revenues:
Freight	$125,555	$126,259
Brokerage	20,869	20,604
Fuel surcharge	14,010	10,018
Total revenue	160,434	156,881

Operating expenses:
Salaries, wages and employee benefits	50,121	50,355
Fuel	19,223	14,497
Operations and maintenance	23,224	20,701
Communications	404	484
Purchased freight	37,586	36,775
Administrative expenses	7,378	7,394
Sales and marketing	383	363
Taxes and licenses	2,281	2,333
Insurance and claims	4,123	4,041
Acquisition-related transaction expenses	445	15
Depreciation and amortization	16,315	16,873
(Gain) loss on disposition of revenue property and equipment	(200)	81
Total operating expenses	161,283	153,912
Income (loss) from operations	(849)	2,969

Other (income) expense:
Interest income	(4)	(20)
Interest expense	5,896	5,351
Write-off of unamortized deferred financing fees	3,883	—
Other	(108)	(73)
Total other expense	9,667	5,258

Loss before benefit for income taxes	(10,516)	(2,289)
Benefit for income taxes	(2,770)	(1,049)
Net loss	(7,746)	(1,240)

Other comprehensive loss:
Unrealized income (loss) on interest rate swaps	52	(60)
Comprehensive loss	(7,694)	(1,300)

Net loss	(7,746)	(1,240)
Less Series B dividends to preferred stockholders	(806)	(1,243)
Net loss attributable to common stockholders	$(8,552)	$(2,483)

Net loss per common share:
Basic and Diluted	$(0.32)	$(0.12)
Weighted-average common shares outstanding:
Basic and Diluted	26,931,186	20,980,961
Dividends declared per preferred share	$12.50	$18.75

Daseke, Inc. and Subsidiaries

Supplemental Information: Flatbed Solutions

(Unaudited)

	Three Months Ended March 31,
	2017		2016		Increase (Decrease)
(Dollars in thousands)	$	%	$	%	$	%

REVENUE(1):
Freight	$63,975	78.7	$62,648	82.3	$1,327	2.1
Brokerage	9,098	11.2	7,796	10.2	1,302	16.7
Fuel surcharge	8,231	10.1	5,645	7.4	2,586	45.8
Total revenue	81,304	100.0	76,089	100.0	5,215	6.9

OPERATING EXPENSES(1):
Total operating expenses	77,425	95.2	71,199	93.6	6,226	8.7
Operating ratio	95.2%		93.6%
Adjusted operating ratio(2)	92.9%		91.9%
INCOME FROM OPERATIONS	$3,879	4.8	$4,890	6.4	$(1,011)	(20.7)

OPERATING STATISTICS:
Total miles	37,440,887		37,277,502		163,385	0.4
Company-operated tractors	1,187		1,206		(19)	(1.6)
Owner-operated tractors	432		418		14	3.3
Number of trailers	2,936		2,967		(31)	(1.0)

(1) Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company's consolidated results.

Daseke, Inc. and Subsidiaries

Supplemental Information: Specialized Solutions

(Unaudited)

	Three Months Ended March 31,
	2017		2016		Increase (Decrease)
(Dollars in thousands)	$	%	$	%	$	%

REVENUE(1):
Freight	$62,974	78.1	$64,253	78.8	$(1,279)	(2.0)
Brokerage	11,771	14.6	12,883	15.8	(1,112)	(8.6)
Fuel surcharge	5,928	7.3	4,438	5.4	1,490	33.6
Total revenue	80,673	100.0	81,574	100.0	(901)	(1.1)

OPERATING EXPENSES(1):
Total operating expenses	79,666	98.8	77,692	95.2	1,974	2.5
Operating ratio	98.8%		95.2%
Adjusted operating ratio(2)	98.2%		94.4%
INCOME FROM OPERATIONS	$1,007	1.2	$3,882	4.8	$(2,875)	(74.1)

OPERATING STATISTICS:
Total miles	24,639,862		24,606,431		33,431	0.1
Company-operated tractors	1,095		1,072		23	2.1
Owner-operated tractors	214		247		(33)	(13.4)
Number of trailers	3,387		3,334		53	1.6

(1) Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company's consolidated results.

Daseke, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(Unaudited)

(In thousands)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2017	2016	2016

Net loss	$(7,746)	$(1,240)	$(10,793)
Depreciation and amortization	16,315	16,873	16,985
Interest income	(4)	(20)	5,599
Interest expense	5,896	5,351	(444)
Write-off of unamortized deferred financing fees	3,883	—	7
Income tax benefit	(2,770)	(1,049)	810
Acquisition-related transaction expenses	445	211	3,172
Withdrawn initial public offering-related expenses	—	2,548	2
Net losses on sales of defective revenue equipment out of the normal replacement cycle	—	48	—
Expenses related to the Business Combination and related transactions	1,553	—	—
Tractor operating lease charges	3,812	2,523	3,789
Adjusted EBITDAR	$21,384	$25,245	$19,127
Less tractor operating lease charges	(3,812)	(2,523)	(3,789)
Adjusted EBITDA	$17,572	$22,722	$15,338
Net capital expenditures	(39)	(5,896)	(433)
Free cash flow	$17,533	$16,826	$14,905

Daseke, Inc. and Subsidiaries

Reconciliation of Operating Ratio to Adjusted Operating Ratio By Segment

(Unaudited)

Three Months Ended March 31, 2017 and 2016

(In thousands)

	Flatbed		Specialized
	Q1 2017	Q1 2016	Q1 2017	Q1 2016

Total revenue	$81,304	$76,089	$80,673	$81,574
Fuel surcharge	8,231	5,645	5,928	4,438
Operating revenue, net of FSC	73,073	70,444	74,745	77,136

Total operating expenses	77,425	71,199	79,666	77,692
Fuel surcharge	8,231	5,645	5,928	4,438
Step up depreciation	1,332	820	370	474
Adjusted operating expenses	$67,862	$64,734	$73,368	$72,780

Operating Ratio	95.2%	93.6%	98.8%	95.2%
Adjusted Operating Ratio	92.9%	91.9%	98.2%	94.4%

Investor Relations Contact:
Geralyn DeBusk, 972-458-8000
Daseke@HalliburtonIR.com

Source: Daseke, Inc.